Exhibit 99.1

HANSEN MEDICAL REPORTS FIRST QUARTER 2011 RESULTS

Consecutive Record Procedures and Catheter Sales;

Key Milestones Delivered Toward Anticipated 2011 Vascular Robotic System Launch

MOUNTAIN VIEW, CA. – May 4, 2011 – Hansen Medical, Inc. (Nasdaq: HNSN), a global leader in flexible medical robotics and the developer of robotic technology for accurate 3D control of catheter movement, today reported recent business highlights and financial results for the first quarter ended March 31, 2011.

First Quarter Summary and Recent Business Highlights

•

New Agreements with Philips on Fiber Optic Shape Sensing and Localization (FOSSL) technology and Vascular Robotic System with upfront $29 million payments; approximately $23 million for FOSSL technology, with up to an additional $78 million in future payments for non-robotic rights, and approximately $6 million for vascular robotic development.

•	Sensei® X Robotic Catheter Systems: Shipped two systems; recognized revenue on five systems. Since commercial launch in mid-2007, 99 systems have been shipped worldwide.

•	Record Growth in Catheter Sales for Second Consecutive Quarter: 693 catheters up 4% sequentially and 9% over first quarter 2010.

•	Record Growth in Procedures for Third Consecutive Quarter: 671 procedures, up 4% sequentially and 9% over first quarter 2010; Greater than 5,000 procedures performed to date.

•	Filed 510(k) pre-market notification application with the U.S. Food and Drug Administration for Vascular Robotic System and Catheter.

•	Conducted first public exhibition of Vascular Robotic System to physicians and other attendees at key European vascular symposium.

•	New Product: Full launch of Lynx® Irrigated Ablation Catheter for the treatment of atrial fibrillation in Europe, and showcased product at Boston Atrial Fibrillation Symposium.

•	Strengthened commercial leadership: hired new Vice President for U.S. Commercial Sales.

“Our first quarter activities marked an excellent start to 2011 as we delivered on multiple operational and financial milestones and created a strong position to execute on our goals for the year and beyond,” said Bruce Barclay, President and Chief Executive Officer of Hansen Medical. “We continue to take key steps to build on our commercial results –the submission of a 510(k) application for our Vascular Robotic System, strong clinical interest by physicians at the Charing Cross exhibition in London of our robotic vascular platform, full commercial launch of our Lynx irrigated ablation catheter in Europe, and record utilization for the third consecutive quarter and record catheter shipments for the second consecutive quarter. Finally, but importantly, we are a much stronger financed organization following the cash infusion during the quarter from our non-dilutive transaction with Philips.”

2011 First Quarter Financial Results

Total revenue for the first quarter ended March 31, 2011 was $5.3 million, up 95 percent compared to $2.7 million in the same period in 2010. Procedures performed in the period with company products grew to a record 671 worldwide. During the first quarter, the company recognized revenue on five Sensei Robotic Systems as well as shipment of a record 693 catheters. The company shipped two systems in the first quarter, one of which was recognized as revenue in the quarter. Effective January 1, 2011, the company prospectively adopted the Financial Accounting Standards Board’s new accounting guidance related to revenue recognition for multiple-deliverable revenue arrangements. Adoption of the new accounting guidance in the quarter resulted in one system shipment in the quarter qualifying for revenue recognition which would not have resulted in revenue in the quarter under the previous accounting guidance. As of March 31, 2011, the company had a total deferred revenue balance of $9.9 million that includes shipment of 13 Sensei systems that have not been recognized as revenue.

Cost of revenues for this year’s first quarter was $4.5 million and included non-cash stock compensation expense of $371,000. As a result, gross profit for the quarter was $817,000 and gross margin was 15 percent. This compares to gross loss of $859,000 and gross margin of negative 32 percent for the same period in 2010, which included non-cash stock compensation expense of $167,000.

Research and development expenses for the first quarter 2011, including non-cash stock compensation expense of $597,000, were $4.2 million, compared to $4.8 million for the same period in 2010, which included non-cash stock compensation expense of $496,000. Included in first quarter 2011 expenses is an approximate $2.0 million reduction arising from the financial accounting for the company’s receipt of product development milestone payments under the vascular robotic system joint development agreement with Philips partially offset by increased employee-related and outside services expenses associated with the on-going development of the company’s vascular system platform and engineering activities to support the fiber optic shape sensing and localization technology.

Selling, general and administrative expenses for the first quarter of 2011, including non-cash stock compensation expense of $1.3 million, were $8.0 million, compared to $7.7 million for the same period in 2010, which included non-cash stock compensation expense of $631,000. The increase in selling, general and administrative expenses was primarily due to non-recurring costs of the Philips transaction and increased employee-related expenses associated with stock compensation as a result of higher company stock prices and increased number of equity awards.

Net income for the first quarter 2011, including total non-cash stock compensation expense of $2.3 million, was $11.7 million, or $0.22 per basic and $0.21 per diluted share, based on average shares outstanding of 54.1 million shares and 55.5 million shares respectively. The 2011 first quarter net income was primarily attributable to an approximate $23 million gain on sale of the non-robotic rights associated with the FOSSL technology. This compares with a net loss for the first quarter of 2010, including non-cash stock compensation expense of $1.3 million, of $3.8 million, or $0.10 loss per basic and diluted share, based on average shares outstanding of 37.5 million shares. The 2010 first quarter net loss benefitted from a $10 million legal settlement.

The company is completing its estimate of the relative fair values of its recent agreements with Philips on FOSSL technology and vascular robotic development for which it received $29 million. As the company completes this analysis and finalizes its financial statements, there could be changes to the fair value allocation between FOSSL and vascular robotic development agreements. As a result, the Company’s first quarter financial statements to be included in the Quarterly Report on Form 10-Q may include research and development expenses, gain on sale of non-robotic rights and net income amounts that are different than those described in the preceding paragraphs.

Cash, cash equivalents and short-term investments as of March 31, 2011 were $45.1 million, compared to $28.0 million as of December 31, 2010. The increase in cash balances is due primarily to the payment of $29.0 million associated with the agreements with Philips partially offset by operating expenses for the quarter.

Hansen Medical Conference Call

Company management will hold a conference call to discuss its 2011 first quarter results today, May 4, 2011, at 2:00 p.m. Pacific (5:00 p.m. Eastern). Investors are invited to listen to the call live via the Internet using the link available within the “Investor Relations” section of Hansen Medical’s website at www.hansenmedical.com. A replay of the webcast will be available approximately one hour after the completion of the live call. Additionally, participants can dial into the live conference call by calling 877-941-8418 or 480-629-9857. An audio replay will be available approximately one hour after the completion of the conference call through May 11, 2011, by calling 877-870-5176 or 858-384-5517, and entering access code 4436717.

About Hansen Medical, Inc.

Hansen Medical, Inc., based in Mountain View, California, develops products and technology using robotics for the accurate positioning, manipulation and control of catheters and catheter-based technologies. The company’s Sensei® system and its Sensei X Robotic Catheter System were cleared by the U.S. Food and Drug Administration for manipulation and control of certain mapping catheters in EP procedures. This robotic catheter system is compatible with fluoroscopy, ultrasound, 3D surface map and patient electrocardiogram data. In the United States, the Sensei System is not approved for use in guiding ablation procedures; this use remains experimental. The U.S. product labeling therefore provides that the safety and effectiveness of the Sensei and Sensei X systems for use with cardiac ablation catheters in the treatment of cardiac arrhythmias, including atrial fibrillation (AF), have not been established during EP procedures, such as guiding catheters in the treatment of AF. In the European Union, the Sensei and the Sensei X systems are cleared for use during EP procedures, such as guiding catheters in the treatment of AF and the Lynx® robotic catheter is cleared for the treatment of AF. The flexible catheter vascular robotic system requires regulatory filings and approval and is not commercially available. Additional information can be found at www.hansenmedical.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Hansen’s results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “approximate”, “anticipated,” “plan,” “expects,” “believes,” “creates,” “goals,” and similar words. Hansen Medical intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Examples of such statements include statements about the anticipated timing of launching of our vascular robotic system, the level of clinical interest in our vascular robotic system, expectations regarding commercial success of our Lynx irrigated catheter, and the approximate related fair values of the agreements related to our first quarter transactions with Philips. Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include, among others, that the development of new products and applications of technology are subject to design, engineering and manufacturing challenges that could delay clinical studies, regulatory filings and commercialization, potential safety and regulatory issues that could delay, suspend or terminate clinical studies, regulatory approvals or sales, uncertain timelines, costs and results of clinical trials and development new products, our ability to plan and manage cost-reduction or operational efficiency initiatives, the scope and validity of intellectual property rights applicable to products being developed, our ability to maintain our remedial actions over previously reported material weaknesses in internal controls over financial reporting, and our current estimates of the relative fair values of the recent agreements with Philips on the FOSSL technology and vascular development may change and change our final reported financial results. These and other risks are described in greater detail under the heading “Risk Factors” contained in our periodic SEC filings, including our Annual Report on Form 10-K filed with the SEC on March 16, 2011. Given these uncertainties, you should not place undue reliance on the forward-looking statements in this press release. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

Hansen Medical, Heart Design, Hansen Medical & Heart Design, Sensei, and Lynx are registered trademarks, and Artisan is a trademark of Hansen Medical, Inc. in the United States and other countries.

Investor Contacts:
Peter Osborne	Matt Clawson
Interim CFO	Allen & Caron Inc
Hansen Medical	949.474.4300
650.404.5800	matt@allencaron.com

TABLES FOLLOW

HANSEN MEDICAL, INC.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except per share data)

	Three months ended March 31,
	2011	2010
Revenues	$5,279	$2,711
Cost of revenues	4,462	3,570

Gross profit	817	(859)

Operating expenses:
Research and development	4,185	4,767
Selling, general and administrative	8,044	7,731
Gain on settlement of litigation	—	(10,003)

Total operating expenses	12,229	2,495
Gain on sale of intellectual property	23,000	—

Income (loss) from operations	11,588	(3,354)
Other income (expense), net	89	(492)

Net income (loss)	$11,677	$(3,846)

Net income (loss) per share:
Basic	$0.22	$(0.10)

Diluted	$0.21	$(0.10)

Shares used to compute net income (loss) per share:
Basic	54,098	37,540

Diluted	55,452	37,540

HANSEN MEDICAL, INC.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	March 31, 2011	December 31, 2010
Assets
Cash, cash equivalents and short-term investments	$45,069	$28,033
Accounts receivable	4,546	4,207
Inventories, net	6,260	6,232
Deferred cost of revenues	2,544	3,277
Prepaids and other current assets	1,894	1,796
Property and equipment, net	9,290	10,145
Note receivable	3,527	3,818
Other assets	500	436

Total assets	$73,630	$57,944

Liabilities and Stockholders’ Equity
Liabilities
Accounts payable	$1,782	$3,157
Deferred revenues	9,923	11,637
Debt	5,347	6,238
Other liabilities	10,663	6,140

Total liabilities	27,715	27,172

Stockholders’ equity	45,915	30,772

Total Liabilities and Stockholders’ Equity	$73,630	$57,944

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